Exhibit 10.80

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is entered into as of May 1, 2013, by and between Dino Dina (“Consultant”) and Dynavax Technologies Corporation (“Dynavax”).

Dynavax desires that Consultant provide Dynavax with consulting services, and Consultant desires to provide such consulting services.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1. ENGAGEMENT OF SERVICES. Effective as of the date hereof, Consultant is retained by Dynavax to provide consulting services relating to Dynavax’s business (“Services”). Consultant agrees to be available to provide the Services at such times and locations as reasonably required by Dynavax or otherwise as necessary to perform the Services. Consultant agrees to exercise the highest degree of professionalism in providing the Services and to perform the Services in a timely manner consistent with industry standards.

2. FEES AND TAXES. Consultant shall be paid a fee of $50,000 per calendar month for the Services. In addition, Dynavax will grant Consultant stock options under the Company’s 2011 Equity Incentive Plan to purchase 100,000 shares of the Company’s Common Stock, effective as of the date of this Agreement, with an exercise price equal to the fair market value of the Common Stock on such date, with vesting upon expiration of the term of this Agreement. The options will be governed by the terms and conditions of the Equity Plan and customary option agreement.

Consultant will be eligible for reimbursement for all reasonable travel expenses incurred when associated with the rendering of Services at locations away from his home area, subject to the prior written approval of Dynavax. Consultant shall be solely responsible for all other expenses incurred in the performance of Services under this Agreement.

Dynavax shall pay the foregoing fee monthly and reimburse Consultant within thirty (30) days of receipt of an invoice listing permitted expenses actually incurred, including receipts for expenses in excess of $25. Dynavax will not be obliged to pay any invoice received more than six months after the date an expense is incurred.

Because Consultant is an independent contractor, Dynavax will not withhold or make payments for state or federal income tax or Social Security, make unemployment insurance or disability insurance contributions, or obtain workers’ compensation insurance on Consultant’s behalf (except as required by law). All payments, including reimbursements for actual expenditures, shall be included in gross income as compensation for services rendered and reported on an IRS Form 1099.

Consultant agrees to accept exclusive liability for complying with all applicable state and federal laws governing self-employed individuals and other contributions based on the fees paid to Consultant, its agents, or employees under this Agreement. Consultant hereby indemnifies and defends Dynavax against any and all such taxes or contributions.

3. CONSULTANT NOT AN EMPLOYEE. It is the express intention of the parties that Consultant is an independent contractor and not an employee, agent, joint venturer, or partner of Dynavax. It is further understood that Consultant is retained and has contracted with Dynavax only for the purposes and to the extent set forth in this Agreement, and Consultant’s relation to Dynavax pursuant to this Agreement shall, during the period of Service, be that of an independent contractor, and Contractor shall be free to dispose of such portion of his entire time, energy, and skill as is not obligated to be devoted to Dynavax in such manner he sees fit and to such persons, firms, or corporations as he deem advisable, so long as same does not create a conflict of interest between Dynavax and such other persons, firms, or corporations.

The manner and means by which Consultant chooses to complete the Services are in Consultant’s sole discretion and control and at a location, place, and time which the Consultant deems appropriate. Consultant will, at Consultant’s sole expense, provide equipment, tools, and other materials required to perform the Services, unless otherwise provided by Dynavax in its discretion and Dynavax will make its facilities and equipment available to Consultant as necessary. Consultant agrees not to give any person or entity any reason to believe that Consultant is an employee, agent, joint venturer, or partner of Dynavax. Consultant agrees not to bind Dynavax, unless expressly authorized by Dynavax in writing. Consultant will not receive as a result of this Agreement any employee benefits such as paid holidays, vacations, sick leave, or other such paid time off and shall not be entitled hereafter to participate in any plans, arrangements, or distributions by Dynavax relating to any pension, deferred compensation, bonus, stock option, health or other insurance, or other benefits extended to its employees.

4. PROPRIETARY INFORMATION AND INVENTIONS. Consultant agrees to execute and comply with the Consultant Proprietary Information and Inventions Agreement and/or Non-Disclosure Agreement entered into between Dynavax and Consultant in connection herewith, and that a material breach of such agreement shall constitute a material breach hereunder.

5. TERMINATION. This Agreement shall be effective as of the date hereof and shall continue until August 30, 2013. Neither party may terminate except for breach effective following notice and expiration of a 30 day period to remedy the asserted breach.

6. ARBITRATION. Any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation or performance of this Agreement shall be resolved through binding and nonappealable arbitration administered by the Judicial Arbitration & Mediation Services, Inc. (“JAMS”) in San Francisco County, California. Any such arbitration shall be conducted before a single arbitrator to be appointed by the parties from JAMS’ roster. If the parties fail to agree to as to the identity of the single arbitrator, JAMS shall have the right to make such appointment. The conduct of the arbitration hearing and discovery prior thereto shall be in accordance with the California Code of Civil Procedure, California Rules of Court, and California Rules of Evidence. There shall be limited discovery prior to the arbitration hearing, subject to the discretion of the arbitrator, as follows: (a) exchange of witness lists and copies of documentary evidence and documents related to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses, and (c) such other depositions as may be allowed by the arbitrator upon a showing of good cause. The nonprevailing party shall pay the prevailing party’s costs and expenses (including attorneys’ fees) of any such arbitration. Consultant and Dynavax shall bear equally the fees and expenses of the arbitrator. The arbitrator shall decide the matter to be arbitrated pursuant hereto within 60 days after the appointment of the arbitrator.

7. GENERAL. Consultant agrees not to engage in any employment or activity (whether as a consultant, advisor or otherwise) in any business directly competitive with Dynavax during the term of this Agreement, without Dynavax’s express written consent.

Consultant agrees not to (i) call upon, solicit, divert or take away or attempt to solicit, divert or take away any of the customers, business or patrons of Dynavax; or (ii) employ, solicit or attempt to solicit for employment any person who is then an employee of or consultant to Dynavax or who was an employee of or consultant to Dynavax for a period of one (1) year following expiration of this Agreement.

If any provision of this Agreement shall be declared invalid, illegal or unenforceable, such provision shall be severed and all remaining provisions shall continue in full force and effect.

The term, Dynavax, as used herein, shall include any subsidiary or affiliate of Dynavax Technologies Corporation.

This Agreement shall be binding upon Consultant, his heirs, executors, assigns and administrators and shall inure to the benefit of Dynavax, its successors and assigns and shall not, and nor is it intended to be, for the benefit of any other party.

This Agreement shall replace as of the Effective Date any prior agreement between Consultant and Dynavax relative to services as a consultant, and this Agreement contains the entire understanding of the parties relating to that subject matter, other than the Proprietary Information and Inventions Agreement.

This Agreement is entered into without relying upon any promise, warranty, or representation, written or oral, other than those expressly contained in this Agreement, and it supersedes any other such promises, warranties, representations, or agreements. This Agreement may not be amended or modified except by a written instrument signed by both Consultant and a duly authorized officer of Dynavax. This Agreement shall be construed and interpreted in accordance with the laws of the State of California, as such laws are applied to contracts executed and performed entirely within California.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

AGREED TO:		AGREED TO:
Dynavax Technologies Corporation		Dino Dina

By:	/s/ Arnold L. Oronsky	By:	/s/ Dino Dina
Date:	May 1, 2013	Date:	May 1, 2013